EXHIBIT 99.1



FIRST                                                            FOR

FEDERAL                                                    IMMEDIATE

BANCSHARES                                                   RELEASE

1401 Highway 62-65 North
P. O. Box 550
Harrison, AR  72601                 FOR FURTHER INFORMATION CONTACT:
                                       Larry J. Brandt/President-CEO
                                            Tommy Richardson/EVP-COO
                                             Sherri Billings/EVP-CFO
                                                        870-741-7641


           FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
                       ANNOUNCES EARNINGS

Harrison, Arkansas - January 26, 2004 - (NASDAQ NMS:FFBH) First Federal Bancshares of Arkansas, Inc. (the "Corporation"), a unitary savings and loan holding company for First Federal Bank of Arkansas, FA (the "Bank") announced today that the Corporation's net income amounted to $1,713,000 or $0.33 basic earnings per share and $0.31 diluted earnings per share during the fourth quarter of 2003 compared to net income of $1,964,000 or $0.38 basic earnings per share and $0.37 diluted earnings per share during the fourth quarter of 2002. Earnings for the twelve months ended December 31, 2003 amounted to $7,456,000 or $1.46 basic earnings per share and $1.38 diluted earnings per share compared to earnings of $7,778,000 or $1.44 basic earnings per share and $1.39 diluted earnings per share for the same period ended December 31, 2002. Book value or stockholders' equity per share, at December 31, 2003, was $14.06.

Larry J. Brandt, President/CEO for the Corporation said, "I am very pleased to report we finished the year strong with a 62% increase in our stock price at December 31, 2003 compared to December 31, 2002. As a result of our excellent stock performance during the year, we declared a two-for-one stock split payable December 31, 2003. In addition, our basic earnings per share for 2003 improved to $1.46 compared to last year's
basic earnings per share of $1.44.   We also increased our cash
dividend by 30% for the year which further enhanced our shareholders' value."

Total assets at December 31, 2003 amounted to $690.7 million, total liabilities were $615.6 million and stockholders' equity totaled $75.1 million or 10.9% of total assets. This compares with total assets of $679.9 million, total liabilities of $610.6 million and stockholders' equity of $69.3 million or 10.2% of total assets at December 31, 2002. At December 31, 2003 compared to December 31, 2002, cash and cash equivalents increased $11.7 million or 26.3%, investment securities held to maturity decreased $34.1 million or 29.8% and net loans receivable increased $29.3 million or 6.1%. At December 31, 2003, liabilities were $615.6 million compared to $610.6 million at December 31, 2002. The $5.0 million or 0.8% increase was primarily due to an increase of $4.8 million or 0.9% in deposits and an increase in Federal Home Loan Bank ("FHLB") of Dallas advances of $1.0 million or 2.5%. The funds available from the proceeds of matured or called investment securities held to

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                                                        EXHIBIT 99.1


maturity and the increase in deposits and FHLB advances were temporarily invested in cash and cash equivalents and used to fund loan growth. Stockholders' equity increased during the twelve month period ended December 31, 2003, due to net income in the amount of $7.5 million resulting from continued profitable operations, as well as the issuance of 145,768 shares of treasury stock totaling $1.4 million as a result of the exercise of stock options. Such increase was partially offset by the purchase of 190,400 shares of treasury stock totaling $2.8 million in connection with the Corporation's stock repurchase program and, to a lesser extent, the payment of quarterly cash dividends in the amount of $1.8 million.

Non-performing assets, consisting of nonaccrual and restructured loans and repossessed assets, amounted to $5.0 million or 0.72% of total assets at December 31, 2003, compared to $7.3 million or 1.07% of total assets at December 31, 2002. At December 31, 2003, nonaccrual loans, restructured loans, and repossessed assets amounted to $2.8 million, $1.4 million, and $839,000, respectively, compared to $2.7 million, $4.2 million, and $361,000, respectively, at December 31, 2002. The allowance for loan losses amounted to $1.6 million at December 31, 2003 or .29% of total loans. The allowance for loan losses amounted to $1.5 million at December 31, 2002 or 0.30% of total loans. The allowance for loan losses includes $252,000 and $625,000 in allowances allocated to specific loans as of December 31, 2003 and December 31, 2002, respectively.

Net interest income, the primary component of net income, decreased from $5.9 million for the three months ended December 31, 2002 to $5.8 million for the comparable period in 2003 and increased from $22.5 million to $22.8 million for the twelve months ended December 31, 2002 and 2003, respectively. Net interest margin for the three months and twelve months ended December 31, 2003 was 3.59% and 3.52%, respectively, compared to 3.73% and 3.50%, respectively, for the same periods in 2002.

The provision for loan losses decreased $446,000 to $71,000 for the three month period ended December 31, 2003 compared to $517,000 for the three month period ended December 31, 2002 and decreased $810,000 to $690,000 for the twelve month period ended December 31, 2003 compared to $1,500,000 for the twelve month period ended December 31, 2002. The decrease in the provision for loan losses for the twelve month period ended December 31, 2003, compared to the same period in 2002, was due primarily to a significant provision in 2002 resulting from a charge-off on a commercial real estate loan of approximately $415,000, as well as a decrease in 2003 of approximately $440,000 in the loss allowance allocated to a specific commercial loan relationship.

Noninterest income decreased $37,000 or 2.5% to $1.4 million for the three month period ended December 31, 2003 compared to $1.5 million for the three months ended December 31, 2002 primarily due to a decrease in profit on sale of mortgage loans in the secondary market which was partially offset by an increase in deposit fee income. Non-interest income increased $1.6 million or 30.7% to $7.0 million for the twelve month period ended December 31, 2003 compared to $5.3 million for the twelve months ended December 31, 2002 primarily due to an increase in profit on sale of mortgage loans in the secondary market and the corresponding recognition of fees related to such loans, an increase in deposit fee income and the appreciation in value recognized on the contribution of the office building formerly occupied by the Bank's lending operations.



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                                                        EXHIBIT 99.1


Noninterest expenses increased $768,000 or 19.6% between the 2002 and 2003 three month periods ended December 31 and increased $3.7 million or 25.7% between the 2002 and 2003 twelve month periods ended December 31. Such increases were primarily due to an increase in salaries and employee benefits and net occupancy expense. In addition, the increase between the twelve month periods was due to an increase in contributions as a result of the donation of the building discussed above.

First Federal Bank is a community bank serving consumers and businesses with a full range of checking, savings, investment and loan products and services. The Bank, in its 70th year, conducts business from 15 full-service branch locations, one stand-alone loan production office, and 24 ATMS located in northcentral and northwest Arkansas. The Bank recently opened another office in Bentonville, Arkansas, one of the fastest growing areas of the country. For information on all the products and services we offer, visit us at www.ffbh.com or contact our Account Information Center at (870) 365-8329 or (866) AIC-FFBH toll free or by email at aic@ffbh.com.





                         Financial Tables Attached




















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                                                                   EXHIBIT 99.1


                 FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
          CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                         (In thousands of dollars)
                                (Unaudited)


                                                 December 31,      December 31,
ASSETS                                              2003               2002
                                                 ____________      ____________

Cash and cash equivalents                         $ 56,201           $ 44,493
Investment securities held to maturity              80,379            114,471
Federal Home Loan Bank stock                         3,749              5,064
Loans receivable, net of allowances                512,756            483,468
Accrued interest receivable                          4,089              4,380
Real estate acquired in settlementof loans, net        822                320
Office properties and equipment, net                14,238             10,690
Prepaid expenses and other assets                   18,419             17,010
                                                   _______            _______
  TOTAL ASSETS                                    $690,653           $679,896
                                                   =======            =======


LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Deposits                                          $573,580           $568,762
Federal Home Loan Bank advances                     39,562             38,610
Advance payments by borrowers for
  taxes and insurance                                  725                760
Other liabilities                                    1,708              2,498
                                                   _______            _______
  Total liabilities                                615,575            610,630

TOTAL STOCKHOLDERS' EQUITY                          75,078             69,266
                                                   _______            _______
 TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY                            $690,653           $679,896
                                                   =======            =======



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                                                                  EXHIBIT 99.1


                 FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                    AND RELATED SELECTED OPERATING DATA
            (In thousands of dollars, except earnings per share)
                                 (Unaudited)


                                       Three Months Ended  Twelve Months Ended
                                       __________________  ___________________
                                             Dec. 31,           Dec. 31,
                                             ________           ________
                                         2003       2002    2003        2002
                                        ______     ______  ______      ______


Interest income                       $ 9,464    $10,678   $38,745   $44,094
Interest expense                        3,681      4,758    15,986    21,633
                                        _____     ______    ______    ______
Net interest income                     5,783      5,920    22,759    22,461
Provision for loan losses                  71        517       690     1,500
                                        _____     ______    ______    ______
Net interest income after
  provision for loan losses             5,712      5,403    22,069    20,961
Noninterest income                      1,440      1,477     6,989     5,346
Noninterest expenses                    4,689      3,921    18,263    14,524
                                        _____     ______    ______    ______
Income before income taxes              2,463      2,959    10,795    11,783
Income tax provision                      750        995     3,339     4,005
                                        _____     ______    ______    ______
Net income                             $1,713    $ 1,964   $ 7,456   $ 7,778
                                        =====     ======    ======    ======


Earnings Per Share:

  Basic                                 $0.33      $0.38     $1.46     $1.44
                                         ====       ====      ====      ====
  Diluted                               $0.31      $0.37     $1.38     $1.39
                                         ====       ====      ====      ====


Selected Operating Data (Quarter
________________________________
Annualized):
____________
Interest rate spread                    3.48%      3.56%     3.40%     3.30%
Net interest margin                     3.59%      3.73%     3.52%     3.50%
Return on average assets                 .99%      1.16%     1.08%     1.14%
Noninterest expenses to average assets  2.72%      2.32%     2.64%     2.14%
Return on average equity                9.16%     11.33%    10.25%    11.01%




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